SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Proxy Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934

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FACT CORPORATION
(Name of Registrant as Specified in its Charter)

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

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Date Filed: June 25, 2004

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FACT CORPORATION

1530 9th Avenue SE

Calgary, Alberta, Canada T2G 0T7

(403) 693-8014

NOTICE OF STOCK DIVIDEND TO BE ISSUED TO

SHAREHOLDERS OF RECORD

ON MARCH 3, 2003

NOTICE IS HEREBY GIVEN that the management of FACT Corporation, a Colorado corporation (the "Corporation"), wishes that the Corporation’s shareholders of record on March 3, 2003, be advised that within twenty (20) days of the mailing of this Information Statement that it will cause 1,604,919 shares of its subsidiary, Capital Reserve Canada Limited, to be distributed to the Corporation’s shareholders of record on March 3, 2003.

The Corporation’s Board of Directors, on March 3, 2003, unanimously approved the distribution of the shares of Capital Reserve Canada Limited.  Despite the Board’s approval of this distribution, the Corporation’s management delayed taking any corporate action towards completing the distribution until Capital Reserve Canada Limited filed with the Securities and Exchange Commission (the “SEC”) an effective registration statement on Form 20-F and cleared all outstanding comments from the SEC. On May 28, 2004, Capital Reserve Canada Limited cleared all comments from the SEC regarding its Form 20-F.

Therefore, management is sending the following Information Statement to you. Proxies are not being solicited as the Corporation’s Board of Directors has already approved this action. The approximate date on which this information statement is being mailed to security holders is July 5, 2004.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY.

INFORMATION STATEMENT

REGARDING A CORPORATE ACTION

Distribution of Shares of Capital Reserve Canada Limited

This Information Statement is furnished in connection with the distribution of a stock dividend consisting of 1,604,919 shares of the Corporation’s subsidiary, Capital Reserve Canada Limited (“Capital Canada”), to the Corporation’s shareholders of record as of March 3, 2003 (the “Stock Dividend”). This Information Statement is being sent to shareholders of record of March 3, 2003. The cost of distributing this Information Statement will be borne by the Corporation, which may enlist the assistance, and reimburse the reasonable expenses, of banks and brokerage houses particularly in connection with their customers whose stock is not registered in the owner's name, but in the name of such banks or brokerage houses.  The mailing address of the Corporation’s business offices is 1530 9th Avenue SE, Calgary, Alberta, Canada, T2G 0T7.

Approval of Distribution

The Corporation’s Board of Directors approved the Stock Dividend on March 3, 2003. Since Capital Reserve Canada Limited does not represent a significant portion of the Corporation’s assets, the Board held corporate authority to approve the Distribution without shareholder approval.

Shareholders Entitled To Receive Shares

Only shareholders of record of the Company's Class A Common Stock at the close of business on March 3, 2003 are entitled to receive shares under the Stock Dividend. A total of 1,604,919 shares of Capital Canada’s Class A Common Stock will be distributed on the ratio of one (1) share of Capital Canada for every five (5) shares of the Corporation’s Class A Common Stock held as of March 3, 2003. Following distribution of the Stock Dividend, FACT Corporation will own no shares of Capital Canada.

Spin Off Of Capital Reserve Canada Limited From Fact Corporation

On July 11, 2003, FACT Corporation caused Capital Canada to file a registration statement on Form 20-F with the U.S. Securities and Exchange Commission pursuant to a decision by the Board of Directors of FACT Corporation to divest itself of its non-core business assets and investments.  FACT Corporation’s oil and natural gas holdings no longer fit with FACT Corporation's primary business focus, which is the functional food industry.

FACT Corporation intends to distribute 1,604,919 shares of the total issued and outstanding 2,000,000 shares of the Class A Common Shares of Capital Canada to the FACT Corporation stockholders on a basis of one (1) share of Capital Canada Class A Common Shares for every five (5) shares of FACT Corporation Class A Common Stock held.  All fractional shares will be rounded up to a whole share.  All of the shares have been held by FACT Corporation since

December 8, 1999.  The successful spin-off of Capital Canada is contingent on the following conditions:

(1) FACT Corporation's shareholders as of the record date of March 3, 2003, will not provide any consideration for the shares of Capital Canada.

(2) The shares of Capital Canada will be distributed to the shareholders of FACT Corporation on a pro rata basis and shareholders will receive one (1) share of Capital Canada for every five (5) shares of FACT Corporation held as at March 3, 2003; no fractional shares will be issued.

(3) Prior to the spin-off taking place, FACT Corporation will be distributing this Information Statement, with information that complies with the requirements of Schedule 14C under the Securities Exchange ACT of 1934.

(4) Capital Canada’s registration statement on Form 20-F, as filed with the U.S. Securities and Exchange Commission (the “SEC”), must be effective and all comments from the SEC regarding the registration statement must be cleared.  The Form 20-F was effective on September 9, 2003 and all comments regarding the 20-F were cleared on May 28, 2004.  Shares to be distributed to shareholders residing in Canada will be held in trust until an applicable exemption is complied with for such distribution.

Description of Capital Stock of Capital Reserve Canada Limited

The Company’s capital stock consists of an unlimited number of authorized shares of Class A common stock, of which there are currently 2,000,000 shares outstanding. At the time of completion of the Stock Dividend by the Company’s sole shareholder, FACT Corporation, the number of shares issued and outstanding will be 2,000,000, which is the same number of shares as the number of shares currently outstanding.

Directors, Executive Officers, Promoters And Control Persons

The following table sets forth the names and ages of our Capital Canada’s executive officers and members of its Board of Directors as shall be constituted upon completion of the Stock Dividend, the principal offices and positions held by each person and the date such person became a director or executive officer.   Our Board of Directors elects our executive officers annually. The directors serve one-year terms until their successors are elected. Unless described below, there are no family relationships among any of the directors and officers, and no persons have been elected as a director or officer at the request of any shareholders, customers, suppliers, or others.

Name	Age	Title	Date

N. Desmond Smith	50	President and Director	February 13, 2003
W. Scott Lawler	42	Secretary-Treasurer and Director	December 8, 1999

N. Desmond Smith

Mr. Smith has been our President and a member of our board of directors since February 13, 2003.  Mr. Smith has been the Manager of Development for Nostra Terra (Overseas) Ltd., an oil and gas exploration company, since May 2000.  In this capacity he is responsible for the development and operations of oil and gas projects in the Ukraine. From February 1995 to May 2000, Mr. Smith was the Chief Operating Officer of A&B Geoscience Corp., an oil and gas exploration company, where he was responsible for the development of oil and gas projects in the Republic of Azerbaijan.  Mr. Smith is a director of Texas T Resources Inc., an oil and gas and mining exploration company and the President and a director of Lion's Gate Investments Ltd., a holding company which derives its revenues from over-riding royalties from oil and gas production.  He obtained his Bachelor of Science in Geology in 1975 from the University of British Columbia.   Mr. Smith devotes approximately (one) 1 day per week of aggregated time to the business of the Company at present.

W. Scott Lawler, Esq.

Mr. Lawler has been a member of our Board of Directors and our Secretary-Treasurer since incorporation. Mr. Lawler is an attorney and is admitted in the State Bar of California. Currently, Mr. Lawler is a director and the President of International Securities Group, Inc., a private venture capital company. Mr. Lawler has been a member of the Board of Directors of FACT Corporation since November 1999 and served as President of FACT from November 1, 1999 to August 7, 2001, and serves as a director of subsidiaries of FACT, including Food and Culinary Technology Group, Inc. since July 2001, FACT Bread Company Inc, since November 2001. As well, Mr. Lawler has also served as a director of Crysler Corp. since November 2001 and E-one Corporation since October 2002 and Acrongenomics, Inc. since February, 2004.  Mr. Lawler received a Bachelor's Degree in Business Management in 1984 from Brigham Young University and his Juris Doctorate degree from University of Southern California Law Center in 1988. Mr. Lawler was admitted to the California State Bar in 1988. Mr. Lawler has been the principal of Lawler & Associates, specializing in corporate and securities matters, since 1995. Mr. Lawler devotes approximately one (1) day per month to the Company in his capacity as a Board Member and Secretary-Treasurer.  Mr. Lawler also acts for the Company in the capacity of U.S. securities counsel.

Compensation

The following table sets forth the compensation paid to our President during the last three (3) fiscal years.  Since no executive officer of Capital Canada earned a salary and bonus for such fiscal year in excess of CDN$100,000, no information is provided regarding such officers.

	Annualized Compensation			Long Term Compensation
Name and Principal Position	Year	Salary (CDN$)	Bonus (CDN$)	Securities Under Options to be Granted (#)
James F. Marsh President & Director	2001	30,000	-	-
James F. Marsh President & Director	2002	3,000	-	-
N. Desmond Smith President & Director	2003	-	-	24,000
James F. Marsh (1) President & Director	2003	-	-	-

(1) Mr. Marsh resigned as an officer and director of Capital Canada on February 13, 2003.

The Company has not paid any other compensation to any other members of its management, administrative or supervisory bodies.

	Number of securities underlying options granted (#)	Percent of total options granted to employees in last fiscal year	Exercise or base price ($ / share)	Expiration date
N. Desmond Smith	24,000	100%	$0.01	May 12, 2013

Compensation of Directors

No directors receive any form of compensation in their capacity as directors of Capital Canada, save for Mr. Smith, who has been granted an incentive stock option which is described below under “Security Ownership of Certain Beneficial Owners and Management” on pages 9-11.

Board Practices

Members of our Board of Directors are elected annually at the Annual Shareholders' Meeting and hold the position until the next Annual Shareholders' Meeting or until his successor is duly elected and qualified.  Mr. Lawler was elected at our last Annual Shareholders' Meeting, which was held on December 31, 2002. Mr. James Marsh resigned from Capital Canada’s Board of Directors on February 13, 2003 at which time Mr. Smith was elected as a member of the Board. We have not entered into any formal service contracts with any of our directors.

We do not have any standing audit, nominating, or compensation committees of the Board of Directors.  Our executive officers are elected annually by our Board of Directors and hold such positions until the following year or until his successor is duly elected by our Board of Directors.

Legal Proceedings

None of Capital Reserve Canada’s directors or executive officers has been a party to any legal proceedings that was adverse to the Company’s interests or has a material interest adverse to the Company or any of its subsidiaries.

Board Committees and Attendance Records

The Board of Directors does not have an audit committee, a nominating committee nor a compensation committee. The entire Board of Directors of the Company is acting as the Company’s audit committee for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of the financial statements of the Company.

Until completion of the Stock Dividend, the Company believes it is not necessary to have a nominating committee since the Board of Directors of its parent corporation, FACT Corporation, has been making all decisions regarding the Company’s Board of Directors. Until completion of the Stock Dividend and the Company adds independent members to the Board of Directors, the Company’s Board of Directors does not deem it necessary nor possible to have a nominating committee.

During 2003, the Board of Directors also approved all corporate matters through a total of six (6) unanimous written consents.

Communications with the Board of Directors

The Company’s Board of Directors currently does not have a process for security holders to send communications to the Board of Directors due to the fact that it has only one shareholder, its parent corporation, FACT Corporation. Following completion of the spin-off, the Company’s Board of Directors will consider creation of such process.

Policy regarding Board of Directors Members’ Attendance at Annual Meetings

The Board of Directors requires its members to attend annual meetings.  However, since there has been on one shareholder of the Company since inception, formal annual shareholders meetings have not yet been held.

Certain Relationships and Related Transactions

During the fiscal year ended December 31, 2001 Ultimate Resort Destinations Inc., a Nevada corporation (“Ultimate”), which at the time of the mortgage shared a common officer and director with FACT Corporation, Ms. Jacqueline Danforth, provided funds totaling $211,115 in the form of a mortgage to FACT Corporation in respect of renovations made to certain of FACT Corporation's real property. The mortgage accrued interest at the rate of 10% per annum, expiring April 11, 2002. This holder released the property from the mortgage thereafter, and the balance due was converted to a Secured Convertible Debenture on December 31, 2002, along with other amounts loaned to FACT Corporation up to that date. The Secured Convertible Debenture is in the total amount of $650,000. As part of this agreement, FACT Corporation issued to Ultimate 107,250 restricted shares of its Class A Common Stock. For purposes of financial reporting the shares were valued at the 10-day average trading price of the Company's shares, or $0.3645, for a total of $39,093. The Secured Convertible Debenture accrues interest at the rate of eighteen percent (18%) per annum and matures on December 31, 2004. Payments of accrued interest are due and payable on the last day of each month, up to maturity, at which point principal and any accrued but unpaid interest is due and payable. The principal amount of this debenture is convertible into shares of FACT Corporation's Class A Common Stock at a conversion price of $1.60 per share. If the shares underlying the debenture are registered by FACT Corporation with the SEC in an effective registration statement and the market price of FACT Corporation's Class A Common Stock exceeds $4.00 for ten (10) consecutive trading days, the balance of this debenture and all accrued and unpaid interest thereon will automatically convert into shares of Class A Common Stock.   The Convertible Debenture includes a lien in favor of Ultimate over all of the assets of FACT Corporation including the shares of Capital Canada. Ultimate has agreed to release all of the shares of Capital Canada from the lien in exchange for 395,081 shares of Capital Canada, which represents all the shares of Capital Canada that are not part of the Stock Dividend.

During the quarter ended June 30, 2003, the Company executed an agreement with FACT Corporation and Terra Nostra Technology Ltd. whereby we acquired an interest in certain oil and gas leases held in Rosebud and Garfield Counties, Montana which had previously been sold by FACT Corporation to Terra Nostra Technology Ltd. (previously Terra Nostra Resources Ltd.). W. Scott Lawler, a director of FACT Corporation and the Company was a shareholder in Terra Nostra Technology Ltd. at the time of the transaction.  We received the properties in consideration of an agreement to pay to FACT Corporation the amount of $10,000.  Presently the $10,000 is on carried on the books of FACT Corporation and the Company as an intercompany loan.  This amount will become a part of the promissory note to be issued by the Company to FACT Corporation upon the spin off of the Company from FACT Corporation.  As part of the agreement with FACT Corporation and Terra Nostra Technology Ltd., the Company also took ownership of a small producing oil and gas well in Colorado.

Loans from related parties totaling $14,302 consisted of amounts due to companies that were controlled by a director of the Company and amounts due to shareholders of the parent, FACT Corporation. The loans were unsecured and interest was charged at rates between 10% and 20% p.a.  All of these loans were retired by the issuance of shares of FACT Corporation during the quarter ended September 30, 2003.

During the fiscal year ended December 31, 2003, the Company consulting fees totaling $5092 were charged by International Securities Group Ltd., a Company controlled by a W. Scott Lawler, a director of the Company.

The Company has, in the past, paid management and consulting fees to various companies controlled by directors of the Company.  The Company will require minimal services from International Securities Group Ltd. and will continue to use their services for photocopying and faxing and telephone and some minor secretarial work.

Independent Auditors

The Board has selected Miller and McCollom, CPAs, as independent auditors for the fiscal year ending December 31, 2004, and until its successor is selected. Miller and McCollom audited the Company’s financial statements for the Company’s fiscal year ended December 31, 2002. Miller

& McCollom is currently in the process of auditing the Company’s financial statements for the year ended December 31, 2003.

Principal Accounting Firm Fees

Audit Fees

There have been no audit fees charged to the Company by Miller & McCollom for the year 2002 as all of the audit fees from Miller & McCollom have been charged to FACT Corporation, the parent of Capital Reserve Canada Ltd.   Miller & McCollom are currently in the process of auditing the Company’s financial statements for the year ended December 31, 2003 and thus we cannot determine the fees that will be paid for such audit at this time.

Audit-Related Fees

There were no fees for other audit related serves for the fiscal years ended 2003 and 2002.

Tax Fees

There were no fees paid to Miller & McCollom for tax related services for fiscal year 2003 and 2002.

All Other Fees

There was an amount of $375 billed to the Company during 2003 from Miller & McCollom for a review of our registration statement.  There were no other aggregate fees billed in the fiscal year 2002,  for products and services provided by Miller & McCollom, other than the services reported above.

Security Ownership of Certain Beneficial Owners and Management

Currently, Capital Canada is a wholly owned subsidiary of FACT Corporation, which owns 2,000,000 shares of Capital Canada’s Class A Common Stock based the completion of a forward split of 2,000 to 1 approved on May 28, 2003.

As part of the Stock Dividend, the shareholders of FACT Corporation will receive a proportionate number of our Class A Common Shares based on the number of shares which they own of FACT Corporation. A list showing our principal shareholders following the spin-off is provided below. The Company's major shareholders following the spin-off will not have any different voting rights than any of the other shareholders of the Company.

After giving effect to the spin off (described on page 3 under “Spin Off of Capital Reserve Canada Limited From FACT Corporation”) there will be a total of 56 shareholders in Canada holding a total of 739,916 Class A Common shares of the Company.

The following pro forma table sets forth information, as of completion of the Stock Dividend,

with respect to the beneficial ownership of the Company’s Class A common stock by each person known to be the beneficial owner of more than 5% of the outstanding Class A common stock, by each of the Company's officers and directors, and by the officers and directors of the Company as a group. This information shows the effects of the Stock Dividend by FACT Corporation to its shareholders on a pro rata basis.  Information is also provided regarding beneficial ownership of Class A common stock if all outstanding options, warrants, rights and conversion privileges are exercised and additional shares of common stock are issued.

TITLE OF CLASS	BENFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNER	PERCENT OF CLASS (1)
Class A Common	Ultimate Resort Destinations Inc., (2) 1530-9th Ave S.E., Calgary, Alberta T2G 0T7	395,081 shares	19.75%
Class A Common	Caribbean Overseas Investments Ltd. (3) 25 Regent St. Belize City, Belize, Central America	181,160 shares	9.06%
Class A Common	Bahamian Overseas Investment Fund Sociedad (4) Nassau, Bahamas	164,934 shares	8.25%
Class A Common	Buccaneer Holdings Inc. (5) P.O. Box 1678 Belize City, Belize, Central America	143,055 shares	7.15%
Class A Common	Stone Canyon Resources Ltd. (6) 1530-9th Ave S.E. Calgary, Alberta T2G 0T7	202,544 shares	10.13%
Class A Common	Texas T Petroleum Ltd. (7) 1530-9th Ave S.E. Calgary, Alberta T2G 0T7	100,000 shares	5.00%
Class A Common	W. Scott Lawler, Director and Secretary/Treasurer of Capital Reserve Canada Limited and Director of FACT Corporation 1530-9th Ave S.E. Calgary, Alberta, Canada T2G OT7	45,569 shares (8)	2.27%
Class A Common	N. Desmond Smith, President and Director of Capital Reserve Canada Limited c/o 1530-9th Avenue SE Calgary, Alberta T2G 0T7	24,000 shares (9)	1.20%
	All Officers and Directors as a group	69,569 shares	3.47%

(1) Based on 2,000,000 shares of common stock.

(2)  Ultimate Resort Destinations, Inc. is a wholly owned subsidiary of Ultimate Destinations Inc. whose beneficial owners are Clifford Larry Winsor and Caribbean Overseas Investments Ltd.

(3) Caribbean's beneficial owner is Crysler Investments Ltd. whose beneficial owner is Clifford L. Winsor

(4) Bahamian Overseas Investment Fund Sociedad beneficial owner is John King.

(5) Buccaneer Holdings Inc.'s beneficial owners are Walter Brown, Al Brown,

Berta Tillman, Alfonso Sevasey, Renegade Recreational Rentals, Inc., Dorothy Vasquez, Rupert Flowers, Gerald Jones and Yvette Burks.(6) Stone Canyon Resources Ltd. is a Company that has more than 50 shareholders and its sole officer and director is Caroline Winsor. 195,044 shares are held by Stone Canyon Resources Ltd. and 7,500 shares are held by Stone Canyon Resources Inc., its wholly owned subsidiary.

(7) Texas T Petroleum Ltd. is 75% owned subsidiary of Texas T Resources Inc., a public reporting Company trading on the Toronto Venture Exchange (TSX).

(8) This position includes 1,200 Class A common shares owned by Nate Lawler, the son of W. Scott Lawler.

(9) Mr. Smith has been granted a total of 24,000 incentive stock options at $0.01 per share which will vest 1,000 shares per month commencing 30 days after Capital Canada’s common stock is approved for quotation on the OTC/Bulletin Board. No shares have vested as at the date of this Information Statement and thus no options are currently exercisable and it is not anticipated that any will be exercisable within the next 60 days.   The options will expire on May 12, 2013.

On May 12, 2003, the board of directors issued options to N. Desmond Smith, our President, in connection with his services as our President.  These options are exercisable into 24,000 Class A common shares with an exercise price of CDN $0.01 per share.  Under the terms of the option agreement, the date which is 30 days following the date on which we commence trading on the Over the Counter Bulletin Board or its successor, the Bulletin Board Exchange, is considered the monthly anniversary date for purposes of the option agreement.  Commencing on the first monthly anniversary of the option agreement, 1,000 options shall vest. On each subsequent monthly anniversary, 1,000 options will vest.  As of the date of this filing, no options had vested.  The option agreement has an addendum that provides that in the event that the option is to be assumed in connection with a corporate transaction, the option shall not accelerate upon the occurrence of that corporate transaction, and the option shall continue over the optionee's period of service after the corporate transaction to be come exercisable for the option shares in accordance with the provisions of the option agreement.  However, immediately upon an involuntary termination of the Mr. Smith's service within eighteen (18) months following such corporate transaction, the assumed option to the extent outstanding at the time but not otherwise fully exercisable, shall automatically accelerate so that the option shall become immediately exercisable for all the option shares at the time subject to the option and may be exercised for any or all of the option shares as fully vested shares.  The option as accelerated shall remain exercisable until the earlier of (i) the expiration date or (ii) the expiration of the one year period measured from the date of Mr. Smith's involuntary termination.  An involuntary termination under the option agreement means the termination of Mr. Smith's service by reason of Mr. Smith's involuntary dismissal or discharge by the Company for reasons other than misconduct, or Mr. Smith's voluntary resignation following a change in Mr. Smith's position with the Company (or parent or subsidiary) which materially reduces Mr. Smith's duties and responsibilities or the level of management to which Mr. Smith reports, or a reduction in Mr. Smith's level of compensation (including base salary, fringe benefits and target vonus under any corporate performance based bonus or incentive programs) by more than fifteen percent (15%).  The option is to remain exercisable following the involuntary termination of Mr. Smith's service within eighteen (18) months after the corporate transaction.

The Company has not made any other arrangements for any issuance or grant of options or shares or securities of the Company at this time.

Householding

On December 4, 2000, the Securities and Exchange Commission adopted amendments permitting companies and intermediaries to satisfy the delivery requirements for proxy statements and information statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement or information statement to those shareholders unless the Corporation is otherwise advised by the shareholders. “Householding” as this is commonly known, reduces the amount of duplicate information that shareholders receive and lowers the Corporation’s printing and mailing costs.

If you received multiple copies of this information and, in future, wish to receive only a single copy, please forward a written request to the attention of the Corporation’s Corporate Secretary by either mail or fax to 1530 9th Avenue, SE, Calgary, Alberta, Canada, T2G 0T7, fax (403) 272-3620.

If your household received a single copy of this information and you wish to receive multiple copies in the future, or if you would like to receive additional copies of this documentation, please forward a written request to the attention of the Corporation’s Corporate Secretary by either mail or fax to 1530 9th Avenue SE, Calgary, Alberta, Canada, T2G-0T7, fax (403) 272-3620.